Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), constitute the common stock of Strive, Inc. (the “Company”) and Variable Rate Series A Preferred Stock, par value $0.001 per share (the “SATA Stock”), constitutes the outstanding preferred stock of the Company. The following is a description of the Class A Common Stock and the SATA Stock, which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description summarizes certain information regarding the Class A Common Stock and SATA Stock set forth in the Company’s Amended and Restated Articles of Incorporation, as amended (the “Amended and Restated Articles of Incorporation”), the Certificate of Designation of the SATA Stock, as amended (the “Certificate of Designation”), and the Company’s Amended and Restated Bylaws (the “Bylaws”), as well as relevant provisions of the Nevada Revised Statutes (the “NRS”). The description is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation, the Certificate of Designations, and the Bylaws (each as amended, restated, supplemented, or ratified, as applicable, from time to time), which are incorporated by reference to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the applicable provisions of the NRS.
On February 3, 2026, the Company filed a Certificate of Change with the Nevada Secretary of State in accordance with NRS 78.209 to amend the Amended and Restated Articles of Incorporation to effect, effective as of 12:01 a.m. Pacific Time on February 6, 2026 (the “Effective Time”), a one-for-twenty (1:20) reverse stock split (the “Reverse Stock Split”) of our Class A Common Stock and Class B Common Stock. At the Effective Time, every 20 shares of the Class A Common Stock issued and outstanding and every 20 shares of the Class B Common Stock issued and outstanding were automatically converted into one issued and outstanding share of Class A Common Stock and one issued and outstanding share of Class B Common Stock, respectively. Proportionate adjustments were made to the number of shares of Class A Common Stock and Class B Common Stock authorized under the Amended and Restated Articles of Incorporation, the number of shares of Class A Common Stock underlying the Company’s outstanding equity awards, the number of shares issuable upon the exercise of the Company’s outstanding warrants, and the number of shares issuable upon conversion of the outstanding convertible notes issued by Semler Scientific, Inc. or under the Company’s equity incentive plans and certain existing agreements, as well as the exercise, grant and acquisition prices of such equity awards and warrants, as applicable. No change was made to the total number of the Company’s preferred stock authorized for issuance, and no change was made to the number of issued and outstanding shares of the SATA Stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive fractional shares as a result of the Reverse Stock Split were entitled to have such fractional share rounded up to the nearest whole share and, as such, any stockholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split instead held one whole share of the post-Reverse Stock Split Class A Common Stock or Class B Common Stock, as applicable, after giving effect to the Reverse Stock Split. No cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The following description of the terms of our capital stock and warrants gives effect to the Reverse Stock Split, except as otherwise indicated.
Authorized Capital Stock
The Company is authorized to issue 44,250,000,000 shares of capital stock, comprised of: (i) 22,200,000,000 shares of Class A Common Stock, (ii) 1,050,000,000 shares of Class B Common Stock and (iii) 21,000,000,000 shares of preferred stock, of which 20,000,000 have been designated as SATA Stock.
Class A Common Stock
Voting rights. The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and the holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Certain amendments to the Amended & Restated Articles of Incorporation that affect the rights of a class disproportionately as compared to the other classes require approval by that class voting separately. In addition, specific provisions relating to the voting, dividend, and conversion rights of the Class A Common Stock and Class B Common Stock may not be amended without the affirmative vote of a majority of the outstanding Class B Common Stock shares or, in certain cases, the consent of Vivek Ramaswamy (“Principal Stockholder”) as defined in the Amended & Restated Articles of Incorporation.

Dividend rights. Subject to the rights of holders of preferred stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends and other distributions, if any, as may be declared from time to time by the Company’s Board of Directors (the “Board of Directors”) out of legally available assets. Dividends must be paid on a pro rata, per-share basis, treating Class A Common Stock and Class B Common Stock as a single class; provided that:
•    if a dividend is paid in shares of common stock, it must be paid in Class A Common Stock with respect to Class A Common Stock and in Class B Common Stock with respect to Class B Common Stock; and
•    a dividend or distribution in different types or amounts as between the classes requires separate approval by a majority of each class voting separately.
Rights upon liquidation. In the event of liquidation, dissolution or winding up of the Company, holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, on a per-share basis, in the assets of the Company available for distribution to stockholders, subject to the rights of any holders of preferred stock.
Conversion rights. Shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the transfer thereof (other than for certain permitted transfers). Holders of Class B Common Stock may also elect to convert their Class B Common Stock into Class A Common Stock at any time upon written notice to the Company. The Principal Stockholder may, at any time, elect to convert all outstanding Class B Common Stock into Class A Common Stock.
Other rights. The holders of Class A Common Stock and Class B Common Stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to such common stock.
Securities Exchange
The Class A Common Stock is listed on The Nasdaq Global Market under the symbol “ASST”.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A Common Stock is VStock Transfer, LLC.
Preferred Stock
The Company’s Board of Directors is authorized to issue up to 21,000,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the designation, powers, preferences, and rights, including dividend rights, conversion or exchange rights, redemption provisions, liquidation preferences, and voting powers, without stockholder approval (except as may be required by law or the rules of Nasdaq), including the 20,000,000 shares of SATA Stock that have been designated by the Company’s Board of Directors. The issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of the Company and could adversely affect the rights of holders of Class A Common Stock and Class B Common Stock.
SATA Stock
The Company’s Board of Directors has designated 20,000,000 shares of the Company’s preferred stock as SATA Stock and the Company has issued and sold all of those shares. Without the consent of any holder of SATA Stock, the Company may, by resolution of the Company’s Board of Directors and the filing of an amendment to the Certificate of Designation, increase the total number of authorized shares of SATA Stock, except that in no event will such increase be by an amount that exceeds the total number of authorized and undesignated shares of the Company’s preferred stock. In addition, without the consent of any holder of SATA Stock, the Company may issue additional SATA Stock with the same terms as the outstanding SATA Stock (except for certain differences, such as the date as of which regular dividends begin to accumulate on, the first regular dividend payment date for, and transfer restrictions applicable to, such additional SATA Stock). Furthermore, without the consent of any holder, the Company may resell any SATA Stock that the Company or any of its “subsidiaries” (as defined below under the caption “—Definitions”) has purchased or otherwise acquired. However, such additional or resold SATA Stock must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for purposes of federal securities laws or, if applicable, the “depositary procedures” (as defined below under the caption “—Definitions”), with other SATA Stock that is then outstanding. In addition, without the consent of any holder, the Company may create and issue, or increase the authorized or issued number of, any other class or series of stock (including, for the avoidance of doubt, “dividend parity stock,” or “liquidation parity stock” (as those terms are defined below under the caption “—Definitions”)), provided that such class or series of stock is not “dividend senior stock” or “liquidation senior stock” (as those terms are defined below under the caption “—Definitions”).
Subject to applicable law, the Company and/or its subsidiaries may directly or indirectly repurchase SATA Stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives.
Transfer Agent, Registrar and Paying Agent
VStock Transfer, LLC is the transfer agent, registrar and paying agent for the SATA Stock. However, without prior notice to the holders of SATA Stock, the Company may change the transfer agent, registrar and paying agent and the Company or any of its subsidiaries may choose to act in that capacity as well (except that the transfer agent, registrar and paying agent with respect to any global certificate must at all times be a person that is eligible to act in that capacity under the depositary procedures).
Registered Holders
Absent manifest error, a person in whose name any share of SATA Stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders (which, in the case of SATA Stock held through DTC, will be DTC’s nominee, Cede & Co.) will have rights under the Amended and Restated Articles of Incorporation and the Certificate of Designation as holders of the SATA Stock. In this section, the registered holders of the SATA Stock are referred to as “holders” of the SATA Stock or “preferred stockholders.”
The SATA Stock was issued in global form, represented by one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the depositary for the SATA Stock. In limited circumstances, global certificates will be exchanged for “physical certificates” registered in the name of the applicable holder of SATA Stock. See “Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to SATA Stock represented by global certificates.
Transfers and Exchanges
A preferred stockholder may transfer or exchange its SATA Stock at the office of the registrar in accordance with the Certificate of Designation. The Company, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as the Company or they may reasonably require. In addition, subject to the terms of the Certificate of Designation, the Company, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of SATA Stock that is subject to redemption or required repurchase.
Listing
The SATA Stock is listed on The Nasdaq Global Market under the symbol “SATA.”
Payments on the SATA Stock
The Company will pay (or cause its paying agent to pay) all declared cash regular dividends or other cash amounts due on any SATA Stock represented by a global certificate by wire transfer of immediately available funds. The Company will pay (or cause its paying agent to pay) all declared cash regular dividends or other cash amounts due on any SATA Stock represented by a physical certificate as follows:
•    if the aggregate “stated amount” (as defined below under the caption “—Definitions”) of the SATA Stock represented by such physical certificate is at least $5.0 million (or such lower amount as the Company may choose in its sole and absolute discretion) and the holder of such SATA Stock entitled to such cash regular dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•    in all other cases, by check mailed to the address of such holder set forth in the register for the SATA Stock.
To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following dates: (i) with respect to the payment of any declared cash regular dividend due on a regular dividend payment date for the SATA Stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.
If the due date for a payment on any SATA Stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day with the same force and effect as if such payment were made on the original due date, and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a business day.
Ranking
The SATA Stock ranks as follows:
•    senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions,” and which includes the Class A Common Stock and Class B Common Stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions,” and which includes the Class A Common Stock and Class B Common Stock) with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up;
•    equally with (i) dividend parity stock with respect to the payment of dividends; and (ii) liquidation parity stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up;
•    junior to the Company’s existing and future indebtedness; and
•    structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) capital stock of the Company’s subsidiaries.
The terms of the SATA Stock do not restrict the Company from issuing dividend parity stock or liquidation parity stock. However, the Company cannot issue dividend senior stock or liquidation senior stock without the consent of holders of at least a majority of the combined outstanding voting power of the SATA Stock and any voting parity stockholders.
Regular Dividends
Generally
The SATA Stock accumulates cumulative dividends (referred to herein as “regular dividends”) at the rate per annum referred to below on the stated amount thereof (and, to the extent described in the second immediately following paragraph, on unpaid regular dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as, and if declared by the Company’s Board of Directors or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable regular dividend payment date.
The rate per annum at which regular dividends accumulate on the SATA Stock for any “regular dividend period” (as defined below under the caption “—Definitions”) is the “monthly regular dividend rate per annum” (as defined below under the caption “—Definitions”) for such regular dividend period. Subject to limited exceptions for the first regular dividend payment on any SATA Stock issued in any future offering, regular dividends on the SATA Stock will accumulate from, and including, the calendar day after the last date to which regular dividends have been paid (or, if no regular dividends have been paid, from, and including, the calendar day after the November 10, 2025 (the first date the SATA Stock was issued)) to, and including, the next regular dividend payment date.

If any accumulated regular dividend (or any portion thereof) on the SATA Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, referred to herein as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly at the monthly “compounded dividend rate” per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, but excluding, the date the same, including all compounded dividends thereon, is paid in full. The compounded dividend rate applicable to any unpaid regular dividend that was due on a “regular dividend payment date” (as defined herein) (or, if such regular dividend payment date is not a business day, the next business day) will initially be a rate per annum equal to the “regular dividend rate” (as defined herein) plus 25 basis points; provided, however, that until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum rate of 20% per annum. Each reference herein to “accumulated” or “unpaid” regular dividends will include any compounded dividends that accumulate thereon pursuant to the provision described in this paragraph. Each payment of declared regular dividends on the SATA Stock will be applied to the earliest regular dividend period for which regular dividends have not yet been paid.
Accumulated regular dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. For purposes of illustration, the amount of regular dividends that would accumulate on a stated amount of $100 in respect of any full regular dividend period that begins on, and includes, the first calendar day of a calendar month and ends on, and includes, the last calendar day of such calendar month will be product of $100 and one-twelfth of the monthly regular dividend rate per annum that applies to such regular dividend period.
If the Company fails to declare a regular dividend on or prior to a given regular record date, such failure shall constitute the issuance of a notice of deferral. Upon issuance of such notice, the Company shall use its commercially reasonable efforts over the following 60-day period to sell Class A Common Stock and/or other securities to raise proceeds in an amount sufficient to cover any deferred dividends that would have been due with respect to the applicable regular dividend payment date, plus compounded dividends thereon, on the next “deferred regular dividend payment date” (as defined below under the caption “—Definitions”). Payment of any declared regular dividend on such deferred regular dividend payment date will be made, if at all, to the preferred stockholders of record as of the close of business on the “deferred regular record date” (as defined below under the caption “—Definitions”) immediately preceding such deferred regular dividend payment date. If the Company fails to pay in full such regular dividend, plus compounded dividends thereon, in cash by the applicable deferred regular dividend payment date, such failure shall constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) has occurred with respect to the right to appoint directors as described below under the caption “Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.” However, if the Company pays such regular dividend, plus compounded dividends thereon, by such deferred regular dividend payment date in the manner described above, then the related delay in payment shall be deemed not to constitute a failure to declare or pay regular dividends for purposes of the definition of a “regular dividend non-payment event.”
The Certificate of Designation does not require the Company to declare regular dividends on the SATA Stock, even if funds are legally available for their payment. Accordingly, the Company may choose not to declare regular dividends on the SATA Stock.
Method of Payment
Each declared regular dividend on the SATA Stock will be paid in cash.
Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption
If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require the Company to Repurchase SATA Stock”), or redemption date of any share of SATA Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at the Company’s election, before such regular dividend payment date, such declared regular dividend on such share.
Except as described in the preceding paragraph, regular dividends on any share of SATA Stock will cease to accumulate after the fundamental change repurchase date or redemption date, as applicable, for such share.

Limitations on the Company’s Ability to Pay Dividends
The Company may not have sufficient cash to pay regular dividends on the SATA Stock in cash. In addition, applicable law (including the NRS), regulatory authorities, and the agreements governing the Company’s indebtedness, may restrict the Company’s ability to pay dividends on the SATA Stock. Similarly, statutory, contractual or other restrictions may limit the Company’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to the Company to enable the Company to pay regular dividends to the extent paid in cash on the SATA Stock.
Priority of Dividends; Limitation on Junior Payments; No Participation Rights
Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” the Certificate of Designation does not prohibit or restrict the Company or its Board of Directors from declaring or paying any dividend or other distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of the Company’s stock, and, unless such dividend or other distribution is declared on the SATA Stock, the SATA Stock will not be entitled to participate in such dividend or other distribution.
For purposes of the descriptions below under the captions “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” a regular dividend on the SATA Stock will be deemed to have been paid if such regular dividend is declared and consideration in kind and amount that is sufficient, in accordance with the Certificate of Designation, to pay such regular dividend is set aside for the benefit of the holders of SATA Stock entitled thereto.
Limitation on Dividends on Parity Stock
If less than all accumulated and unpaid regular dividends on the outstanding SATA Stock have been declared and paid as of any regular dividend payment date, then, until and unless all accumulated and unpaid regular dividends on the outstanding SATA Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the SATA Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of SATA Stock to (y) the dollar amount of the total accumulated and unpaid regular dividends per share of SATA Stock immediately before the payment of such regular dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).
Limitation on Certain Payments
As long as any SATA Stock is outstanding, then no dividends or other distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of its “junior stock” (as defined below under the caption “—Definitions”), and neither the Company nor any of its subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of the Company’s junior stock or dividend parity stock, in each case unless all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:
•    dividends and other distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;
•    the purchase of any junior stock or dividend parity stock solely with the proceeds of a substantially simultaneous sale of other junior stock;
•    purchases, redemptions or other acquisitions of junior stock in connection with the administration of any benefit or other incentive plan of the Company (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);
•    purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;
•    purchases, or other payments in lieu of the issuance, of any fractional share of dividend parity stock in connection with the conversion, exercise or exchange of such dividend parity stock or of any securities convertible into, or exercisable or exchangeable for, dividend parity stock;
•    (x) dividends and other distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;
•    purchases of junior stock or dividend parity stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect on the immediately preceding regular dividend payment date and such purchases, if effected immediately before such regular dividend payment date, would not have been prohibited by the provision described in the first sentence under this “—Limitation on Certain Payments” section;
•    the settlement of any convertible note hedge transactions, capped call transactions or similar transactions entered into in connection with the issuance, by the Company or any of its subsidiaries, of any debt securities that are convertible into, or exchangeable for, Common Stock (or into or for any combination of cash and Common Stock based on the value of Common Stock), provided such transactions are on customary terms and were entered into either (x) before November 10, 2025 or (y) in compliance with the provision described in the first sentence under this “—Limitation on Certain Payments” section;
•    the acquisition, by the Company or any of its subsidiaries, of record ownership of any junior stock or dividend parity stock solely on behalf of persons (other than the Company or any of its subsidiaries) that are the beneficial owners thereof, including as trustee or custodian (or as a result of the Company’s acquisition of another person that was, immediately before such acquisition, the record or beneficial owner of such junior stock or dividend parity stock, as applicable, provided such record or beneficial ownership was not obtained in anticipation of such acquisition);
•    the exchange, conversion or reclassification of dividend parity stock solely for or into junior stock or other dividend parity stock, together with the payment, in connection therewith, of cash in lieu of any fractional share; and
•    the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.
For the avoidance of doubt, the provisions described in this “—Limitation on Certain Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any capital stock.
Any dividend senior stock that the Company may issue in the future in accordance with the provision described in clause (3) under the caption “—Voting Rights—Voting and Consent Rights with Respect to Specified Matters” below could contain provisions similar to the one described in this “—Limitation on Certain Payments” section. which could prohibit the Company from paying accumulated dividends on the SATA Stock or purchasing, redeeming or acquiring the SATA Stock until and unless the Company first pays accumulated dividends in full on such dividend senior stock.
Tax Considerations

A holder or beneficial owner of the SATA Stock may, in some circumstances, be deemed to have received a distribution that is subject to U.S. federal income tax with respect to any increase in the liquidation preference, any discount at issuance or any call premium above issue price. Applicable withholding taxes (including backup withholding) may be withheld from dividends. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be withheld from or set off against payments of cash in respect of the SATA Stock or sales proceeds received by, or other funds or assets of, that preferred stockholder. The Company or any other withholding agent may also require alternative arrangements to collect any withholding tax to ensure that the Company or such withholding agent is not out-of-pocket for any potential withholding tax liability.
Rights Upon the Company’s Liquidation, Dissolution or Winding Up
If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Company’s creditors, each share of SATA Stock will entitle the holder thereof to receive payment for the following amount out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:
•    the “liquidation preference” (as defined below under the caption “—Definitions”) per share of SATA Stock as of the business day immediately before the date of such payment; plus
•    all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, on such share to, and including, the date of such payment.
Upon payment of such amount in full on the outstanding SATA Stock, holders of the SATA Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of SATA Stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of SATA Stock and liquidation parity stock in proportion to the full respective distributions to which such shares would otherwise be entitled.
For purposes of the provisions described above in this “—Rights Upon the Company’s Liquidation, Dissolution or Winding Up” section, the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of its assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the SATA Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.
The Certificate of Designation for the SATA Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the SATA Stock, even though it is substantially in excess of the par value thereof. As such, the Company may have no assets or funds available for payment on the SATA Stock upon its liquidation, dissolution or winding up.
Voting Rights
The SATA Stock has no voting rights except as described below or as provided in the Amended and Restated Articles of Incorporation or required by the NRS.
Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events
Generally
If a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) occurs, then if required under the Amended and Restated Articles of Incorporation or Bylaws in order to increase the size of the board, the Company will obtain board and/or stockholder approval to amend the Amended and Restated Articles of Incorporation to increase the authorized number of the Company’s Board of Directors by one (or, to the fullest extent permitted under the NRS and the Amended and Restated Articles of Incorporation, the Company will cause the office of one director to be vacated), and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, will have the right to elect one director to fill such vacant directorship at the Company’s next annual meeting of stockholders (or, if earlier, at a special meeting of stockholders called for such purpose) and at each following annual meeting of stockholders until such regular dividend non-payment event has been cured, at which time such right will terminate with respect to the SATA Stock until and unless a subsequent regular dividend non-payment event occurs. However, as a condition to the election of any such director, referred to herein as a “preferred stock director,” such election must not cause the Company to violate any rule of any securities exchange or other trading facility on which any of its securities are then listed or qualified for trading requiring that a majority of its directors be independent. This condition is referred to herein as the “director qualification requirement.” In addition, notwithstanding anything to the contrary, the Company’s Board of Directors will at no time include more than two preferred stock directors, regardless of how many classes of voting parity stock (which term, solely for purposes of this sentence, includes the SATA Stock) have rights that are then exercisable to elect any number of preferred stock directors. Upon the termination of such right with respect to the SATA Stock and all other outstanding voting parity stock, if any, the term of office of any person then serving as a preferred stock director will immediately and automatically terminate (and, if the authorized number of the Company’s directors was increased by one or two, as applicable, in connection with such regular dividend non-payment event(s), then the authorized number of the Company’s directors will automatically decrease by one or two, as applicable).
A preferred stock director will hold office until the next annual meeting of stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above. However, if:
•    a class or series of voting parity stock with similar voting rights regarding the election of directors upon a failure to pay dividends is outstanding;
•    such voting rights become exercisable at a time when a preferred stock director holds office with respect to the SATA Stock; and
•    a special meeting of stockholders is called for the purpose of electing a director pursuant to such voting rights, then (x) holders of the SATA Stock will be entitled to vote, as a single class with the holders of such class or series of voting parity stock, at such special meeting in respect of such election of such new director(s); and (y) the office of any such preferred stock director of the SATA Stock will terminate upon the election, at such special meeting, of the new director(s).
For the avoidance of doubt, the compensation, if any, payable to any preferred stock director will be at the Company’s sole and absolute discretion, subject to any applicable provisions of the NRS.
Removal and Vacancies of a Preferred Stock Director
At any time, a preferred stock director may be removed with cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least two-thirds of the combined voting power of the SATA Stock and such voting parity stock.
During the continuance of a regular dividend non-payment event, a vacancy in the office of a preferred stock director (other than a vacancy before the initial election of the preferred stock director in connection with such regular dividend non-payment event) may be filled, subject to the director qualification requirement, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing a majority of the combined voting power of the SATA Stock and such voting parity stock.
The Right to Call a Special Meeting to Elect a Preferred Stock Director
During the continuance of a regular dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, representing at least 25% of the combined voting power of the SATA Stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of a preferred stock director (including an election to fill any vacancy in the office of a preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders, as applicable, delivered to the Company’s principal executive offices (except that, in the case of any global certificate representing the SATA Stock or such voting parity stock, such notice must instead comply with the applicable depositary procedures). However, if the Company’s next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and the Company is otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.
Voting and Consent Rights with Respect to Specified Matters
Subject to the other provisions described below, while any SATA Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the SATA Stock and such voting parity stock, if any:
(1)    any amendment, modification or repeal of any provision of the Amended and Restated Articles of Incorporation or the Certificate of Designation that materially adversely affects the special rights, preferences or voting powers of the SATA Stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); and
(2)    the Company’s consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the SATA Stock, in each case unless:
(a)    the SATA Stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;
(b)    the SATA Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Company’s Board of Directors in good faith) to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the SATA Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and
(c)    the issuer of the SATA Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under the Certificate of Designation and the SATA Stock.
(3)    the creation or issuance, or increase in the authorized or issued number, of any dividend senior stock or liquidation senior stock.
However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (2) above will not require any vote or consent pursuant to paragraph (1) above.
In addition, each of the following will be deemed not to materially adversely affect the rights, preferences or voting powers of the SATA Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):
•    any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;
•    any increase in the number of authorized or issued shares of SATA Stock; and

•    the creation and issuance, or increase in the authorized or issued number, of any class or series of stock (including, for the avoidance of doubt, dividend junior stock, liquidation junior stock, dividend parity stock or liquidation parity stock), provided that such class or series of stock is not dividend senior stock or liquidation senior stock.
If any event described in paragraphs (1), (2) or (3) above would materially adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the SATA Stock), then those classes or series whose rights, preferences or voting powers would not be materially adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (1) above that materially adversely affects the special rights, preferences or voting powers of the SATA Stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least a majority of the SATA Stock then outstanding.
Certain Amendments Permitted Without Consent
Notwithstanding anything to the contrary described in paragraph (1) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” the Company may amend, modify or repeal any of the terms of the SATA Stock without the vote or consent of any preferred stockholder to:
•    cure any ambiguity or correct any omission, defect, inaccuracy, error or inconsistency in the Certificate of Designation or the certificates representing the SATA Stock, including the filing of a certificate of amendment to Certificate of Designation or a certificate of correction pursuant to NRS 78.0295 or an amendment to the Certificate of Designation pursuant to NRS 78.1955, in connection therewith;
•    conform the provisions of the Certificate of Designation or the certificates representing the SATA Stock to the “Description of Perpetual Preferred Stock” section of the preliminary prospectus supplement dated November 3, 2025, as supplemented by the related pricing term sheet dated November 5, 2025;
•    provide for or confirm the issuance of additional SATA Stock pursuant to the Certificate of Designation;
•    provide for any transfer restrictions that apply to any shares of SATA Stock (other than the shares issued in the initial offering of SATA Stock and any shares of SATA Stock issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or
•    make any other change to the Amended and Restated Articles of Incorporation, Certificate of Designation or the certificates representing the SATA Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect (as determined by the Company’s Board of Directors in good faith).
For the avoidance of doubt, a temporary or permanent increase in the redemption price per share of SATA Stock to be redeemed, or a temporary or permanent elimination of the Company’s right to redeem any SATA Stock, pursuant to an optional redemption, a clean-up redemption or a tax redemption will be deemed not to adversely affect the rights of any preferred stockholder as such.
Procedures for Voting and Consents
If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then by the Company’s Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under “—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events—The

Right to Call a Special Meeting to Elect a Preferred Stock Director” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).
Each share of SATA Stock will be entitled to one vote on each matter on which the holders of the SATA Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the SATA Stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the SATA Stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the SATA Stock or such class or series, as applicable, assuming the Company is liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).
At any meeting in which the SATA Stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy (regardless of whether the proxy has the authority to vote on any matter), of holders of SATA Stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the SATA Stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a majority of the outstanding voting power of the SATA Stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect a preferred stock director.
A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at an annual meeting or a special meeting of stockholders.
Redemption at the Company’s Option
The SATA Stock is not redeemable at the Company’s option except pursuant to an optional redemption, a clean-up redemption or a tax redemption, as described below.
Optional Redemption
Subject to the terms of the Certificate of Designation, the Company will have the right, at its election, to redeem all, or any whole number of, shares of the issued and outstanding SATA Stock, at any time, and from time to time, on any redemption date. A redemption pursuant to the provision described above is referred to herein as an “optional redemption.” However, the Company may not redeem less than all of the outstanding SATA Stock unless at least $50.0 million aggregate stated amount of SATA Stock is outstanding and not called for redemption as of the time the Company provides the related redemption notice.
If less than all SATA Stock then outstanding are called for optional redemption, then the SATA Stock to be redeemed will be selected by the Company as follows: (i) in the case of SATA Stock represented by any global certificate(s), in accordance with the depositary procedures; and (ii) in the case of SATA Stock represented by any physical certificate(s), pro rata, by lot or by such other method the Company considers fair and appropriate.
Clean-Up Redemption
Subject to the terms of the Certificate of Designation, the Company has the right, at its election, to redeem all, but not less than all, of the outstanding SATA Stock, at any time for cash if the total number of shares of SATA Stock then outstanding is less than 25% of the total number of shares of the SATA Stock issued in the initial offering thereof and in any future offering taken together. A redemption pursuant to the provision described above is referred to herein as a “clean-up redemption.”
Tax Redemption

Subject to the terms of the Certificate of Designation, the Company has the right, at its election, to redeem all, and not less than all, of the SATA Stock, at any time, for cash if a “tax event” (as defined below under the caption “—Definitions”) occurs. A redemption pursuant to the provision described in this paragraph is referred to herein as a “tax redemption.”
Redemption Date
The redemption date will be a business day of the Company’s choosing that is no more than 60 calendar days, nor less than three business days, after the date that the Company provides the related redemption notice, as described below.
Redemption Price
The redemption price for a share of SATA Stock called for either optional redemption, clean-up redemption or tax redemption will be an amount equal to (i) either (1) in the case of an optional redemption, $110.00 (or such higher amount as may be chosen in the Company’s sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption); or (2) in the case of a clean-up redemption or tax redemption, the liquidation preference of such share as of the business day before the date that the Company provides the related redemption notice, as described below, plus, in each case, (ii) accumulated and unpaid regular dividends (plus, if applicable, compounded dividends thereon) on such share to, and including, the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at the Company’s election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such redemption date over (y) the amount of such declared regular dividend on such share.
Redemption Notice
The Company will provide to the preferred stockholders notice of the redemption containing certain information set forth in the Certificate of Designation, including the redemption price and the redemption date.
Fundamental Change Permits Preferred Stockholders to Require the Company to Repurchase SATA Stock
Generally
If a fundamental change occurs, then, each preferred stockholder will have the right (the “fundamental change repurchase right”) to require the Company to repurchase some or all of its shares of SATA Stock for cash on a date (the “fundamental change repurchase date”) of the Company’s choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date that the Company provides the related fundamental change notice, as described below. A repurchase of any SATA Stock pursuant to the provisions described in this section is referred to herein as a “repurchase upon fundamental change.” Notwithstanding anything to the contrary, in no event will any preferred stockholder be entitled to require the Company to repurchase a number of shares of SATA Stock that is not a whole number.
The repurchase price (the “fundamental change repurchase price”) for a share of SATA Stock tendered for repurchase will be an amount equal to (i) the stated amount of such share, plus (ii) accumulated and unpaid regular dividends on such share to, and including, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the SATA Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at the Company’s election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such fundamental change repurchase date over (y) the amount of such declared regular dividend on such share.
Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, the Company will provide to each preferred stockholder notice of such fundamental change containing certain information set forth in the Certificate of Designation, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures preferred stockholders must follow to tender their SATA Stock for repurchase.
Procedures to Exercise the Fundamental Change Repurchase Right
To exercise its fundamental change repurchase right with respect to any SATA Stock, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).
The fundamental change repurchase notice must contain certain information set forth in the Certificate of Designation, including the certificate number of any physical certificate representing any SATA Stock to be repurchased, or must otherwise comply with the depositary procedures in the case of a global certificate.
A holder of SATA Stock that has delivered a fundamental change repurchase notice with respect to any SATA Stock may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the Certificate of Designation, including the certificate number of any physical certificate representing any SATA Stock with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global certificate.
SATA Stock to be repurchased must be delivered to the paying agent (in the case of SATA Stock represented by any physical certificate) or the depositary procedures must be complied with (in the case of SATA Stock represented by any global certificate) for the holder of such SATA Stock to be entitled to receive the fundamental change repurchase price.
Compliance with Securities Laws
The Company will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that the Company’s obligations to offer to repurchase and to repurchase SATA Stock pursuant to the provisions described above conflict with any law or regulation that is applicable to the Company, its compliance with such law or regulation will not be considered to be a breach of those obligations.
Funds Legally Available for Payment of the Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions
Notwithstanding anything to the contrary, (i) the Company will not be obligated to pay the fundamental change repurchase price of any shares of SATA Stock to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and (ii) if the Company does not have sufficient funds legally available to pay the fundamental change repurchase price of all shares of SATA Stock that are otherwise to be repurchased pursuant to a repurchase upon fundamental change, then (a) the Company will pay the maximum amount of such fundamental change repurchase price that can be paid out of funds legally available for payment, which payment will be made pro rata to each preferred stockholder based on the total number of shares of SATA Stock of such preferred stockholder that were otherwise to be repurchased pursuant to such repurchase upon fundamental change; and (b) the Company will cause all such shares as to which the fundamental change repurchase price was not paid to be returned to the holder(s) thereof, and such shares will remain outstanding. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a fundamental change unless the Company has sufficient funds legally available to fully pay the maximum aggregate fundamental change repurchase price that would be payable in respect of such fundamental change on all shares of SATA Stock then outstanding.
Repurchase by Third Party

Notwithstanding anything to the contrary, the Company will be deemed to satisfy its obligations to repurchase SATA Stock pursuant to a repurchase upon fundamental change if (i) one or more third parties conduct the repurchase offer and repurchase tendered SATA Stock in a manner that would have satisfied the Company’s obligations to do the same if conducted directly by the Company; and (ii) an owner of a beneficial interest in any SATA Stock repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had the Company repurchased such SATA Stock.
No Preemptive Rights
Without limiting the rights of preferred stockholders described above, the SATA Stock does not have any preemptive rights to subscribe for or purchase any of the Company’s securities.
Calculations
Responsibility; Schedule of Calculations
Except as otherwise provided in the Certificate of Designation, the Company will be responsible for making all calculations called for under the Certificate of Designation or the SATA Stock, including determinations of the monthly regular dividend rate per annum, monthly SOFR per annum, last reported sale prices, liquidation preference, fundamental change repurchase price, redemption price and accumulated regular dividends and compounded dividends on the SATA Stock. The Company will make all calculations in good faith, and, absent manifest error, the Company’s calculations will be final and binding on all preferred stockholders. The Company will provide a schedule of these calculations to any preferred stockholder or any beneficial owner of any SATA Stock upon written request.
Calculations Aggregated for Each Preferred Stockholder
The composition of the consideration due upon the payment of the fundamental change repurchase price or redemption price for, and the payment on a regular dividend payment date of regular dividends on, the SATA Stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of SATA Stock of such preferred stockholder to be repurchased (in the case of payment of the fundamental change repurchase price) or redeemed (in the case of payment of the redemption price) or held by such preferred stockholder as of the close of business on the related regular record date (in the case of payment of such regular dividends), as applicable. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.
Notices
The Company will provide all notices or communications to preferred stockholders pursuant to the Certificate of Designation in writing by electronic mail, first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the SATA Stock. However, in the case of SATA Stock represented by one or more global certificates, the Company is permitted to provide notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that the Company provides in this manner will be deemed to have been properly sent to such preferred stockholders in writing. In addition, notices of an adjusted monthly regular dividend rate per annum may be sent in the manner set forth in the definition of such term.
Definitions
“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on November 10, 2025.
“Board of directors” means the Company’s Board of Directors or a committee of such board duly authorized to act on behalf of such board.
“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.
“Class A Common Stock” means the Company’s Class A common stock, $0.001 par value per share.
“Class B Common Stock” means the Company’s Class B common stock, $0.001 par value per share.
“Close of business” means 5:00 p.m., New York City time.
“Compounded dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”
“Compounded dividend rate” has the meaning set forth under the caption “—Regular Dividends—Generally.”
“Deferred regular dividend payment date” shall mean the date that is one trading day after the 60th calendar day after a regular dividend payment date with respect to which the full amount of regular dividends has not been paid (or, if such trading day is not a business day the next business day).
“Deferred regular record date” means the 15th calendar day preceding the relevant deferred regular dividend payment date (whether or not a business day).
“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of SATA Stock.
“Depositary procedures” means, with respect to any transfer, exchange or other transaction involving a global certificate representing any SATA Stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.
“Director qualification requirement” has the meaning set forth under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events — Generally.”
“Dividend junior stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes Class A Common Stock and Class B Common Stock. For the avoidance of doubt, dividend junior stock will not include any securities of the Company’s subsidiaries.
“Dividend parity stock” means any class or series of the Company’s stock (other than the SATA Stock) whose terms expressly provide that such class or series will rank equally with the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of the Company’s subsidiaries.
“Dividend senior stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the SATA Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of the Company’s subsidiaries.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fundamental change” means any of the following events:
(i)    either (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) the Company; (x) the Company’s “wholly owned subsidiaries” (as defined below); (y) any employee benefit plans of the Company or its wholly owned subsidiaries; or (z) any “permitted party” (as defined below)), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than 50% of the voting power of all of the Company’s common equity; or (b) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) the Company; (x) its “wholly owned subsidiaries” (as defined below); or (y) any employee benefit plans of the Company or its wholly owned subsidiaries), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s Class A common stock representing more than 50% of the voting power of all of the Company’s Class A common stock, provided that, solely for purposes of this clause (b), none of the following will constitute beneficial ownership of the Company’s Class A common stock: (x) beneficial ownership of the Company’s Class B common stock; and (y) beneficial ownership by any permitted party of any of the Company’s Class A common stock issued upon conversion of the Company’s Class B common stock; or
(ii)    the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person, other than solely to one or more of the Company’s wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Company’s Class A Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii).
For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso), and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Junior stock” means any dividend junior stock or liquidation junior stock.
“Last reported sale price” per share of SATA Stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of SATA Stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the SATA Stock is then listed. If the SATA Stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of SATA Stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the SATA Stock is not so quoted on such trading day, then the last reported sale price will be the mid-point of the last bid price and the last ask price per share of SATA Stock on such trading day from a nationally recognized independent investment banking firm the Company selects (or, if no such last bid price or last ask price is available, the fair value of one share of SATA Stock on such trading day determined by a nationally recognized independent investment banking firm the Company selects).
“Liquidation junior stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATA Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation junior stock includes the Company’s Class A Common Stock and the Company’s Class B Common Stock. For the avoidance of doubt, liquidation junior stock will not include any securities of the Company’s subsidiaries.
“Liquidation parity stock” means any class or series of the Company’s stock (other than the SATA Stock) whose terms expressly provide that such class or series will rank equally with the SATA Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of the Company’s subsidiaries.
“Liquidation preference” initially means $100 per share of SATA Stock; provided, however, that, effective immediately after the close of business on each business day after November 10, 2025 (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of SATA Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the liquidation preference per share of SATA Stock will be adjusted to be the greatest of (i) the stated amount per share of SATA Stock; (ii) in the case of any business day with respect to which the Company has, on such business day, executed any sale transaction to be settled by the issuance of SATA Stock, an amount equal to the last reported sale price per share of SATA Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of the ten (10) consecutive trading days immediately preceding such business day, provided, however, that, if applicable, the reference in this clause (iii) to ten (10) will be replaced by such lesser number of trading days as have elapsed during the period from, and including, November 10, 2025 to, but excluding, such business day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which the Company executes any sale transaction to be settled by the issuance of SATA Stock (other than the SATA Stock initially issued on November 10, 2025), the liquidation preference per share of SATA Stock shall not exceed $110 per share. Whenever the liquidation preference of the SATA Stock as of a particular date is referred to herein without setting forth a particular time on such date, such reference will be deemed to be to the liquidation preference immediately after the close of business on such date. For purposes of this definition, references to the Company’s execution of any sale transaction to be settled by the issuance of SATA Stock includes any resale of any shares of SATA Stock that the Company or any of its subsidiaries have purchased or otherwise acquired.
“Liquidation senior stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the SATA Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of the Company’s subsidiaries.
“Market disruption event” means, with respect to the SATA Stock, on any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the SATA Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the SATA Stock or in any options contracts or futures contracts relating to the SATA Stock.
“Monthly regular dividend rate per annum” has the following meaning: (i) with respect to the regular dividend period beginning on November 10, 2025, a rate per annum equal to 12.00%; and (ii) with respect to each following regular dividend period (each such regular dividend period being referred to as the “reference regular dividend period” for purposes of this definition), the monthly regular dividend rate per annum is the monthly regular dividend rate per annum applicable to the immediately preceding regular dividend period, unless the Company elects, in its sole and absolute discretion, by providing notice of the same to preferred stockholders before the first business day of such reference regular dividend period, a different monthly regular dividend rate per annum to apply to such reference regular dividend period, provided such different monthly regular dividend rate per annum cannot be (1) negative; (2) less than a rate per annum equal to the excess, if any, of (A) the monthly regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference regular dividend period, over (B) the sum of (I) 25 basis points; and (II) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the regular dividend period immediately preceding such reference regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the regular dividend period immediately preceding such reference regular dividend period to, and including, the last business day of the regular dividend period immediately preceding such reference regular dividend period; or (3) less than the monthly SOFR per annum as of the business day immediately before the date on which the Company provides such notice. Notwithstanding anything to the contrary, the Company will not be entitled to elect to reduce the monthly regular dividend rate per annum pursuant to clause (ii) of the preceding sentence unless and until (x) three (3) months following November 10, 2025, or such earlier time as the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following November 10, 2025 exceeds $100, (y) at the time the Company provides the notice referred to in such clause, all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the Certificate of Designation, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto) and (z) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share. For the avoidance of doubt, for purposes of the preceding sentence, if such notice is sent on the last day of a regular dividend period, then such regular dividend period will not be considered to be “completed.” Notwithstanding anything to the contrary, the notice referred to in the preceding definition must set forth the applicable monthly regular dividend rate per annum and the regular dividend period to which it applies, and such notice will be deemed to have been duly sent if either (i) it is sent in compliance with the provisions described above under the caption “—Notices”; or (ii) the information required to be included in such notice is (x) set forth in a press release issued through such national newswire service as the Company then uses or (y) published through such other widely disseminated public medium as the Company then uses, including its website.
“Monthly SOFR per annum” means, as of any business day, a rate per annum equal to the one month term SOFR, as reflected on the related website of the administrator for term SOFR (which, as of the date hereof, is https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html) (“one-month term SOFR”); provided, however, that if the one-month term SOFR ceases to be administered and published as determined by the Company in its sole discretion, then the Company will, in good faith and in a commercially reasonable manner, identify a similar successor rate used in the market for floating rate securities, together, if applicable, with any adjustment thereto.
“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on November 10, 2025, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).
“Permitted party” means any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that consists of, or includes, Vivek Ramaswamy, The Ramaswamy 2021 Trust, Matthew Cole, LT&C LLC, Liberty Pier Foundation, Benjamin Bartley Pham, 2025-10 Investments LLC, Brian Logan Beirne and Anson Frericks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”
“Preferred stock director” means any person elected to serve as a director of the Company in connection with a regular dividend non-payment event pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”
“Preferred stockholder,” or “holder” of any SATA Stock, means any person in whose name any share of SATA Stock is registered on the registrar’s books.
A “regular dividend non-payment event” will be deemed to occur upon the occurrence of either of the following events (in each case, subject to the provisions described above under the caption “—Regular Dividends—Generally”): (i) if less than the full amount of accumulated and unpaid regular dividends on the shares of SATA Stock outstanding as of the applicable regular dividend record date have been declared and paid within sixty (60) days of the following regular dividend payment date in respect of each of twelve (12) or more consecutive regular dividend payment dates; or (ii) if less than the full amount of accumulated and unpaid regular dividends on the shares of SATA Stock outstanding as of the applicable regular dividend record date have been declared and paid by the following regular dividend payment date in respect of each of twenty-four (24) or more consecutive regular dividend payment dates. A regular dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid regular dividends on the outstanding SATA Stock have been paid in full, at which time such regular dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a regular dividend on the SATA Stock will be deemed to have been paid if such dividend is declared and cash that is sufficient to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto. For the avoidance of doubt, the regular dividend non-payment events set forth in clauses (i) and (ii) above are separate regular dividend non-payment events, each providing for a separate right to appoint a preferred stock director pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events.”
“Regular dividend payment date” means the 15th calendar day of each calendar month, beginning on December 15, 2025.
“Regular dividend period” means each period from, and including, the calendar day after a regular dividend payment date (or, in the case of the first regular dividend period, from, and including, November 11, 2025) to, and including, the next regular dividend payment date.
“Regular dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”

“Regular record date” means, with respect to any regular dividend payment date, the 1st calendar day of the month in which such regular dividend payment date occurs.
“Stated amount” means $100 per share of SATA Stock.
“SOFR” means the secured overnight financing rate.
“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
A “tax event” will be deemed to occur if the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:
•    any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•    an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•    any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•    a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the SATA Stock, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after November 6, 2025, there is more than an insubstantial risk that any of the outstanding SATA Stock is treated as “fast-pay stock” within the meaning of Treasury Regulation Section 1.7701(l)-3(b)(2) (or becomes subject to substantially similar successor provision).
“Trading day” means, with respect to the SATA Stock, any day on which (i) trading in the SATA Stock generally occurs on the principal U.S. national or regional securities exchange on which the SATA Stock is then listed or, if the SATA Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the SATA Stock is then traded; and (ii) there is no market disruption event. If the SATA Stock is not so listed or traded, then “trading day” with respect to the SATA Stock means a business day.
“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate up to Two Preferred Stock Directors Upon Regular Dividend Non-Payment Events” and “Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of the Company’s subsidiaries.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.
Book Entry, Settlement and Clearance
Global Certificates
The SATA Stock will be issued in the form of one or more certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.
Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. The Company expects that, under procedures established by DTC:
•    upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of SATA Stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters for the applicable offering; and
•    ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate).
Book-Entry Procedures for Global Certificates
All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, holders must allow for sufficient time in order to comply with those operations and procedures if they wish to exercise any of their rights with respect to the SATA Stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of the Company, the transfer agent or any of the underwriters of any offering of SATA Stock will be responsible for those operations or procedures.
DTC has advised the Company that it is:
•    a limited purpose trust company organized under the laws of the State of New York;
•    a “banking organization” within the meaning of the New York State Banking Law;
•    a member of the Federal Reserve System;
•    a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•    a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of SATA Stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the SATA Stock represented by that global certificate for all purposes under the Certificate of Designation. Except as provided below, owners of beneficial interests in a global certificate:
•    will not be entitled to have SATA Stock represented by the global certificate registered in their names;

•    will not receive or be entitled to receive physical, certificated SATA Stock registered in their respective names (“physical certificates”); and
•    will not be considered the owners or holders of the SATA Stock under the Certificate of Designation for any purpose.
As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the Certificate of Designation.
Payments on any global certificates will be made to DTC’s nominee as the registered holder of the global certificate. None of the Company, the transfer agent or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global certificate will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Physical Certificates
A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:
•    DTC notifies the Company or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor depositary within 90 days of such notice or cessation; or the Company, in its sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.
Amendment of Articles of Incorporation
Amendments to the Amended and Restated Articles of Incorporation must be approved by the Company’s Board of Directors and submitted to the stockholders for approval, requiring the affirmative vote of holders of at least a majority of the voting power of the outstanding shares. However, once the Class A Common Stock and Class B Common Stock held by the stockholders that are party to the Shareholders Agreement (as defined in the Amended and Restated Articles of Incorporation) collectively cease to represent at least twenty-five percent (25%) of the Company’s total voting power (the “Sunset Date”), certain provisions (including those relating to the board structure, voting, conversion, and amendment thresholds) may not be amended, repealed, or otherwise altered — including through the adoption of new provisions intended to override or circumvent them — unless such changes are approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all outstanding voting securities, voting together as a single class.
Amendment of Bylaws
The Company’s Board of Directors holds the non-exclusive authority to adopt, amend, modify or repeal the Company’s Bylaws, or adopt new bylaw provisions, except as otherwise provided in the Bylaws themselves. Stockholders entitled to vote also possess the power to adopt, amend, modify, repeal, or adopt new bylaw provisions at any annual or special meeting, provided that advance notice of the proposed changes is given. Unless a higher percentage is required by the Amended and Restated Articles of Incorporation, any stockholder-initiated amendments must either be approved by the Company’s Board of Directors or receive the affirmative vote of the holders of not less than (i) a majority of the total voting power of all outstanding voting securities entitled to vote in the election of directors, voting as a single class, prior to the Sunset Date, or (ii) sixty-six and two-thirds percent (66 2/3%) of such voting securities, voting as a single class, on or after the Sunset Date.
Outstanding Warrants

As of December 31, 2025, the Company had outstanding 1,072,289 pre-funded warrants to purchase 53,614 shares of Class A Common Stock (the “Pre-Funded Warrants”), 531,888,702 warrants to purchase 26,594,435 shares of Class A Common Stock (the “Traditional Warrants”), and 31,500 ASST Legacy Warrants (as defined below).
Pre-Funded Warrants
Each Pre-Funded Warrant has an exercise price of $0.0001 per share, is exercisable immediately on issuance and is exercisable until the Pre-Funded Warrant is exercised in full. The Pre-Funded Warrant includes customary anti-dilution adjustments.
Under the terms of the Pre-Funded Warrants, we may not effect the exercise of any such warrant, and a holder is not entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise and unless otherwise elected by such subscriber pursuant to their Subscription Agreement, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant.
We have agreed to make certain payments to the Subscribers as liquidated damages and not as a penalty upon failure to deliver shares of Class A Common Stock upon exercise of the Pre-Funded Warrant in accordance with the terms of the Pre-Funded Warrant.
As of March 6, 2026, all Pre-Funded Warrants have been exercised and none remain outstanding.
Traditional Warrants
Each Traditional Warrant has an exercise price of $1.35 per share, is exercisable immediately upon issuance and until the Traditional Warrants expire on the first anniversary of the date on which a registration statement registering such warrants becomes effective. The Traditional Warrants include customary anti-dilution adjustments.
Under the terms of the Traditional Warrants, we may not effect the exercise of any such warrant, and a holder is not entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise and unless otherwise elected by such subscriber pursuant to their Subscription Agreement, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant.
We have agreed to make certain payments to the Subscribers as liquidated damages and not as a penalty upon failure to deliver shares of Class A Common Stock upon exercise of the Traditional Warrant in accordance with the terms of the Traditional Warrant.
ASST Legacy Warrants
In connection with certain private placements, pursuant to Asset Entities Inc. (“Asset Entities”) engagement letter agreement with Boustead Securities, LLC (“Boustead”), dated November 29, 2021, Asset Entities issued Boustead five-year warrants to purchase up to 525 shares of common stock in aggregate, with an exercise price of $625 per share (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period of five years, and contain cashless exercise provisions.
Pursuant to the underwriting agreement, dated February 2, 2023, between Asset Entities and Boustead as the representative of the underwriters in Asset Entities’ initial public offering, on February 7, 2023, which was the commencement date of sales in Asset Entities’ initial public offering, Asset Entities issued a warrant to purchase 1,050 shares of common stock to Boustead at an exercise price of $625 per share (the “Representative Warrant”, and together with the Placement Agent Warrants, the “ASST Legacy Warrants”). The Representative Warrant is exercisable upon issuance, has a cashless exercise provision and will terminate on the fifth anniversary of the date of issuance. The Representative Warrant is not exercisable or convertible for more than five years from the commencement date of sales in the initial public offering. The Representative Warrant also provides for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative Warrant for a period not to exceed five years from the commencement of sales in the initial public offering.
Anti-Takeover Effects of Nevada Law and the Amended and Restated Articles of Incorporation and Bylaws
Some provisions of Nevada law, the Amended and Restated Articles of Incorporation, and the Bylaws contain provisions that could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of the Company’s incumbent directors and officers. It is possible that these provisions could make it more difficult to accomplish, or could otherwise deter, transactions that stockholders may otherwise consider to be in their best interests and the Company’s best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board of Directors. The Company believes that the benefits of the increased protection associated with its ability to potentially negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals, as negotiation of these proposals may result in an improvement of their terms.
Election and Removal of Directors
Subject to the rights of any preferred stock series entitled to elect directors separately, the board shall consist of a minimum of five (5) directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire board of directors. Unless otherwise specified in the Amended and Restated Articles of Incorporation, the directors shall be divided into three (3) classes — Class I, Class II, and Class III — with each class comprising approximately one-third (1/3) of the total number of directors.
Stockholders seeking to nominate individuals for election to the Board of Directors or to propose other business at a stockholder meeting must provide advance written notice and comply with specific procedural and content requirements. To bring such matters before an annual meeting, the stockholder must be a record holder at the time notice is given, be entitled to vote at the meeting, and deliver notice to the secretary at the company’s principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the previous year’s annual meeting. If the meeting date is advanced by more than 60 days or delayed by more than 30 days from the prior year’s anniversary date, notice must be delivered no earlier than the 120th day before the meeting and no later than the later of the 90th day before the meeting or the 10th day after public announcement of the meeting date. A public announcement of an adjournment or postponement does not restart or extend the notice period.
Directors are elected at the annual meeting of stockholders on a staggered three-class basis, except in cases of vacancies. Each director elected serves until a successor is duly elected and qualified. Directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds (2/3) of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class.
Limitations on Written Consents
Any action that is required or permitted to be taken at a meeting of the Board of Directors or any of its committees may be taken without a meeting if all members (excluding any who abstain in writing in accordance with NRS 78.315(2)) provide written consent or consent by electronic transmission. These consents must be filed with the official minutes of the board or committee proceedings, in either paper or electronic form, consistent with how the minutes are maintained. Until the Sunset Date, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, from and after the Sunset Date, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Bylaws and the NRS and may not be taken by written consent of stockholders without a meeting.
Stockholder Meetings
Written notice of a stockholder meeting must be delivered to each stockholder of record entitled to vote no fewer than ten (10) and no more than sixty (60) days before the meeting. The notice must include the physical location, if any, the date and time, any means of remote communication by which stockholders and proxy holders may be deemed present and vote, the record date for determining voting eligibility, and, for special meetings, the purpose(s) of the meeting. Unless otherwise specified, no additional notice is required for adjourned meetings if the time, location (if any), and remote communication means (if any) are announced at the original meeting. However, if the adjournment lasts more than sixty (60) days or a new record date is set, a new notice must be provided.
Cumulative Voting
Pursuant to the NRS, the articles of incorporation of a corporation may, but are not required to, provide for cumulative voting in the election of directors. The Amended and Restated Articles of Incorporation and the Bylaws do not permit stockholders to cumulate their votes in the election of the Company’s directors. The Bylaws provide that, subject to the rights of the holders of any series of Preferred Stock elect additional directors under specific circumstances, directors shall be elected by a plurality of the voting power of shares of the Company’s capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Restrictions on Beneficial Ownership
The Company is authorized to redeem, suspend rights of, or require the sale of shares of Class A and Class B Common Stock or preferred stock if a stockholder, together with its affiliates, would otherwise exceed twenty percent (20%) of the total voting power of the Company’s outstanding capital stock. In such instances, the Company may (i) redeem a sufficient number of shares to eliminate the excess, at a price equal to either a mutually agreed amount or, if no agreement is reached, seventy-five percent (75%) of fair market value if the holder is at fault for exceeding such percentage, or one hundred percent (100%) if not at fault, as determined in good faith by disinterested members of the board, (ii) suspend ownership rights causing the excess, or (iii) require the sale of the necessary number of shares, which the holder must promptly carry out. Notice of redemption shall be given in writing between fifteen (15) and thirty (30) days, or a shorter period as determined by the Company’s Board of Directors, prior to the redemption date, by first class mail, overnight courier, or electronic mail, specifying the redemption details. Upon surrender, the redemption price shall be paid, and if fewer than all shares represented by a certificate are redeemed, a new certificate shall be issued for the remainder. From the redemption date, unless the Company defaults on payment, all rights in the redeemed shares shall terminate, and such shares shall no longer be transferable or deemed outstanding. These provisions do not apply to the Company, its affiliates, or Permitted Transferees, and the Company has no authority to redeem, suspend, or require the sale of any shares held by such parties, notwithstanding any contrary provision in the Amended & Restated Articles of Incorporation.
Corporate Opportunity Waiver
No Non-Employee Director (including any Non-Employee Director who serves as an officer in both his or her director and officer capacities) or his or her affiliates shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its affiliates engages or proposes to engage or (ii) otherwise competing with the Company or any of its affiliates, and, to the fullest extent permitted by law, no such person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activities or did not communicate or offer such activities to the Company. However, the Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company.
Nevada “Combinations with Interested Stockholders” Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” (as defined below) for two years after such person first becomes an interested stockholder, unless the corporation’s board of directors approves, in advance, either the combination or the transaction by which such person becomes an interested stockholder, or unless the combination is approved by the board of directors and sixty percent (60%) of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates, and associates. In the absence of prior approval, certain restrictions may apply even after the initial two-year period has concluded, but in no event shall these statutes apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.
For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an interested stockholder. These statutes generally apply to Nevada corporations with 200 or more stockholders of record.
A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation or in an amendment effective prior to the company having 200 or more stockholders of record, then the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has opted out of these statutes in the Amended and Restated Articles of Incorporation until the Sunset Date. From and after the Sunset Date, the Corporation shall immediately and automatically, without further action on the part of the Corporation or any stockholder of the Corporation, become governed by these statutes.
Nevada “Acquisition of Controlling Interest” Statutes
Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 to 78.3793 prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes.
A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes in our Amended and Restated Articles of Incorporation.